Exhibit 99.2

Tidewater Inc.

December 9, 2015

3:15 PM ET

Cole Sullivan:	All right, I guess we’ll get started for the last presentation here. I’m Cole Sullivan, I cover the OSV’s for Wells Fargo. I also work on the offshore side on the rigs and equipment and I wanted to thank Tidewater for being here. You know, Tidewater is the largest offshore supply vessel company in the world. They have the majority of their 270 or so vessels focused on several markets; the America’s, West Africa, MED as well as Asia-Pac and the Middle East. They made a significant investment in the fleet over the last ten years or so that have — where the active fleet is now averaging around seven years of age and has been a big differentiator for them and then they’re also taking on another nine vessels or so in deliveries through 2017, with some optional vessels behind that.

So it’s my pleasure to introduce Quinn Fanning, CFO and Jeff Platt, CEO and I guess we’ve had quite a downturn in the industry. I don’t think anyone can disagree with that. What — I guess how have you seen this downturn in relation to prior downturns and then what’s kind of surprised you over the last year that, if you were looking at last December from now, where the big issues kind of surprise?

Jeff Platt:	Well, I guess when you contrast this downturn, I started in the industry in 1979 so I had the benefit, maybe that’s the wrong word for it, of going through the downturn in the 80’s. I think this one, when it sort of hit and certainly it really gained steam a year ago November when the Saudi’s really took a little bit of an about face and said they weren’t going to decrease production to support the price of oil, I think the speed of the decrease in activity is probably much greater than what we have seen in, I count, about five downturns that I’ve had in my career. The 80’s while it was a significant downturn it was much slower to react, I think this one, our clients, and then the service companies as a result of that have certainly really hit the breaks really hard, really hard.

I guess what has changed over the last 12 months. I think if we look at ourselves, we called this “lower for longer” sooner than a lot of other companies did. We just had a feeling going into this that this was not going to be V-shaped recovery at all so we didn’t call that, we certainly weren’t hoping for what we’re in but nonetheless — so what has really surprised us I think overall the speed of the stoppage in some projects and some of that is with the national oil companies where, before you would have the momentum of a Petrobras or a Pemex where they would continue on through a downturn, they wouldn’t react as quickly and I think we’ve seen some things for lots of reasons, but you’ve had some really big impacts by almost every national oil company quicker than what we have seen in the past. The only exception to that would probably be Saudi Aramco continues with a pretty high level of activity, but other than that it’s, I think, still the speed of this downturn the way it’s unfolded is pretty surprising to everybody.

Cole Sullivan:	Okay.

Quinn Fanning:	I guess just adding on to that, even in the financial crisis the IOC’s were quick to renegotiate contracts where possible. Petrobras was probably adding equipment through the financial crisis because they were kind of on a trajectory that they were going to invest one way or another. Today of course, the IOC’s are renegotiating contracts but the NOC’s are doing the same thing and that wasn’t the case in 2009 or 2010.

Cole Sullivan:	Okay, and here’s another kind of broader question. The biggest challenges today, you know, that we’ve gone over a year through the downturn what do you see as the biggest challenges over the next couple of years for both the industry and Tidewater?

Jeff Platt:	Well, I think the biggest challenges for all of us — and even some of our big clients have the same ones — is to protect certainly the balance sheet and liquidity. I mean, you don’t know how long this — Quinn likes to call it “the river crossing.” We’ve got to cross this river, but nobody really knows how wide this river is, so I think, number one, you’ve got to maintain your liquidity and protect your balance sheet. Everyone is in the process of doing that. So what we’re doing, of course, like everyone, you’re looking at where you can squeeze out inefficiencies. You’re rightsizing which is the codeword for reducing your overhead reducing your working crews. You have to do that as you stack equipment, be that fracking equipment or be that rigs or vessels; everybody’s doing that. So you trying very much to reduce your costs and become much more efficient everywhere you can.

Cole Sullivan:	Okay. One of the issues I guess with the market right now is that there’s so much supply in the OSV market. How do you see that progressing and then, obviously they’re stacking that’s kind of stepping up in a lot of markets, the Gulf of Mexico, the North Sea are kind of at the leading edge of that, I think, it seems at least from the data’s perspective and then how do you — what do you see in different markets, how do we get to the attrition level that we need in the fleet?

Quinn Fanning:	I guess a couple of different things, if you go into this with the operating assumption that it’s “lower for longer,” and there’s probably an interest on the part of the customers of being as least transparent as possible, so opaqueness is one of the tools that they use in order to try and restructure their cost base. I’m sure it’s also true that many of the people within the oil companies don’t know what they’re spending is going to be beyond next week. They’re constantly revising their budget, they’ve provided limited guidance, but there’s also a desire on their part to use the lack of transparency as a basis to create better pricing (for the oil companies) for the long-term.

Whether you talk about the crossing the river analogy or a triage mentality, you’ve kind of got to figure out what it is that you want to look like when you get to the other side, but first and foremost you’ve got to figure out how it is that you’re going to get to the other side, so what we’ve been focused on is what is “nice to have” and what is “got to have”? We have a couple of non-negotiable points, if you will. We’re not going to sacrifice [HS&ES, we’re not going to sacrifice compliance and we’re going to not sacrifice a level of customer service that has ultimately been the point of differentiation for our brand. That, as well as the asset base that we bring to market and the global footprint that we have as an operating base.

But once you get past those three, you know, pretty much everything else is up for negotiation so first we’ve taken reasonably dramatic steps in regards to staff reductions and wage cuts, so where we don’t have labor unions we have cut mariner wages pretty substantially; 15%, 20% or more percent on a day-rate basis and you’re starting to see some of that coming through our financial results. But in response to a much lower revenue run rate, you have to pull out operating expenses. A couple of things that we’ve done to do that has been stacking vessels, so within an individual geography it’s better for us to run a vessel at 90% than two vessels at 45%, because you have to crew both of them, so we have benefited from stacking, but smartly stacking vessels in order to save operating expenses. And you’ve seen that, and the fact that we’ve been able to sustain 40% tight margins the last couple of quarters. That may or may not be sustainable depending upon how the market develops over the next couple of quarters or years, but we have pulled costs out were possible. Opex is down 25% year-over-year, G&A is down 20% year-over-year. And we’re probably in a Phase 2 at this point where you’re starting to look at structural adjustments in terms of how we manage the global footprint, what are our regional centers of excellence, whether it’s from an operations or a finance and accounting perspective. –We want to not just pull out costs in order to survive what may be a protracted downturn, but also to position yourself for margin expansion on the upturn. Again, whether this lasts 12, 18 or 24 months, we know that it’s first going to start in recovery with an improvement or at least a stabilization and then improvement in commodity prices. The capital equipment spaces in particular have both a demand reset that we’ve been dealing with, but also a supply overhang.

So as commodity prices and spending by the customers comes back we’ll still need to work through the supply overhang and from our perspective I guess there’s a couple of positive and negative data points that you can look at. You’ve got a starting fleet that is directionally 3,200 or 3300 vessels. We know 600 or so are over 25 years old and largely irrelevant in today’s market. We also know we’ve got 300 plus vessels that are purportedly in the construction queue. Not all of those will be delivered, but whether it’s all 600 of the old vessels go and some subset of the new vessels get delivered, we’re probably going to be working off of a fleet in a couple of years of 2800 plus or minus vessels and whatever vessel to working rig ratio we’ll use, you need more demand for the market to ultimately reach an equilibrium. And that’s probably somewhere between 650 and a low 700s rig count, a working rig count that is, and obviously we’re moving in the wrong direction right now. So a couple of things need to happen. The capital equipment companies need to rationalize the capacity. We need to address the cost base and there’s probably no way you can adjust the cost structure in order to make long-term offshore development work at $35.00 a barrel., But it should work at commodity price, well, south of where they reached 18 months ago; $60, $65per barrel is probably the sweet spot.

Cole Sullivan:	Right, okay. You touched on the global order book. How do you see that kind of playing out with China potentially providing some support in there or maybe consolidating some of those vessels into some state-owned entity or how do you see that playing out?

Jeff Platt:	China is a unique situation. There’s a lot of speculative new building that took place in China and elsewhere 5% down, 95% at delivery. Guess what? They don’t have the 95% today, so those vessels are either not being completed or being completed with nobody well positioned to operate them.

Quinn Fanning:	There’s also an element where the yards have been building for their own account in order to keep activities level constant for overhead absorption purposes. Our expectation is much like the 600 vessels that are over 25 years old and that probably will never come back into service because this is a classed market, so you cannot of work the vessel without regulatory certifications and insurance and the like.

There’s probably a reasonable portion of the vessels that may be partially completed that never get completed and some of which may even get completed that ultimately don’t have an operator well positioned. To the extent COSL or somebody like that picks up a lot of these vessels, we don’t know, but our guess is that a substantial portion of the vessels are at least being built in China on speculation or for the yards on account and will never see the light of day.

Cole Sullivan:	Okay. I guess how do you see the consolidation effort that likely should happen in the industry? How do you see that given like the order book and then just how fragmented the market is? In the 80’s, I think you guys actually consolidated a lot at least in the Gulf of Mexico because you all are primarily the Gulf of Mexico at the time, if I’m not mistaken. How do you see — do you see yourselves playing in that role, do you see some other entity that hasn’t been formed yet that some financial players involved, what do you see there?

Quinn Fanning:	We have played the role of consolidator in past markets when we bought the original Hornbeck, when we bought OIL which was largely a West African operation and that was the original critical mass for our African business that we have today.

Jeff Platt:	Zapata Gulf that was the original Genesis. Tidewater and Zapata and then Hornbeck followed that.

Quinn Fanning:	But in any event, I guess we look at consolidation, but the fact of the matter is we’re a large player in the sector. We are probably 10% of the size of one of our smaller customers, so the notion of consolidation in order to get pricing power is probably delusional.

Whatever size you get to in terms of fleet count we’re not going to be pushing Exxon around.

Cole Sullivan:	Right.

Quinn Fanning:	There are both regional and more global overhead absorption benefits associated with consolidation if you look at it on a through-cycle basis, but to be a sort of consolidator in today’s market, number one, valuation expectations haven’t fully recalibrated in our view, so there’s — I mean, the public equity markets re-price much faster then the M&A market. We trade at essentially 45% of our book value on an enterprise basis and this is, again, a fleet that on average is seven years old. You know, so the equity market is already re-priced the business. The M&A market has not had the same recalibration. So it doesn’t make a lot of sense to buy things for a dollar that are going to be immediately valued at $0.45. In addition, unless you have a stabilization of the bottom and some visibility on an upturn, essentially you’re using M&A to build out you’re your stacked fleet, which doesn’t make sense to us either.

As a result, we think that the right approach is, in this Phase 1, to remain focused on cutting costs, reducing capital expenditures and essentially right-sizing the platform for better margins on a through-cycle basis. And clearly there will be some financial distress in the sector the Norwegian company’s, by and large, at least on a market basis, are probably 96%, 97% debt to market cap. There should be opportunities to consolidate, but even today to do a stock-for-stock swap would be significantly leveraging our balance sheet just by virtue of purchase accounting.

So over time whether our counterparties end up being other vessel operators or banks or bond holders, there should be opportunities for us, but it’s probably premature at this point to pursue it. Again, because we’re not trying to build out our stack fleet.

Cole Sullivan:	Right, that makes sense. You touched on cost controls, kind of walk us through the steps you guys have taken this year, I guess the different components there and what the sort of next levers to pull could be. If you could kind of go through like obviously vessels have gone stack, that’s a big change in itself. Shore-base, have you right-sized the shore-base G&A and the different pay programs at the base, at the next level.

Jeff Platt:	We have gone through a lot of those. You’ve talked about — I mean, the first things are as you stack vessels rather than having two vessels work 50% utilization you try to get one that works closer to the 100%. Of course when a vessel goes to stack, the crews that you had, of course that’s some of the initial cuts that you make, we’ve also — like in our Australian operation where it was a difficult market even under a good market certainly with the project nature and looking at what’s going on there we in effect are pulling up the stakes in Australia. So we’re actually retrenching out of that. We will fold that operation into our Singapore operation.

So we’re looking across the globe, if you will, at rationalizing where we keep people on the ground. We’re going to have the right technical support, the right support for our clients, but certainly in these reduced activity levels there’s some things we can do structurally that will, I think, have some efficiency, will have some efficiencies. You then have some redundant overhead costs, we’re trying to ring those out. We’re going through that right now. We have done, I think, a pretty good job of looking at the wage issues certainly on the mariner’s side, which previous to downturn, those labor costs had increased fairly significantly. That’s kind of turned the other way, so where we can, and there are some jurisdictions where you have labor laws, unions that you can’t renegotiate ,if you will on some of that, so we’re trying to squeeze that down. As Quinn said, we’ve had some success in the mid teens to as much as 40 some percent reduction.

You look at bumping back people trying to maintain your more higher skilled, higher licensed people. They may no longer be a Captain or say a Port Engineer. They may actually be going back to the vessels, you kind of use that sort of bump back, if you will to maintain your quality people, and then we’re having to look, certainly, at the — at all of the corporate side, and we have further restructurings to go with that.

One thing that Quinn touched on too, what we’re doing is we talk about the things we’re not willing to compromise, that’s the HS&E, the compliance and then the service quality. We can’t give on that. We think those are differentiators for Tidewater at the same time we’re not going to kind of make short-sited financial decisions that are going to have long-term bigger problems; we’re just not going to do that. So we’re looking, again, to make sure that we can make the proper cuts. And ultimately, I think some of that restructuring not only for Tidewater, but the industry as a whole. When you go through these like a multi-year where we had relatively high crude prices and very high demand activities everybody gets sort of inefficient, you get sort of fat and happy and I don’t mean that necessarily in a really bad way, but the industry has done that and it takes a reset like this to kind of get that back out of the system, and you try to make the structural changes, so when it does turn around, then you actually can capture and really do that margin expansion and reap the benefits from it. So try to do that as well.

Quinn Fanning:	One thing we’re being sensitive too is, I mean, I can think of two examples where we actually took brand new vessels delivered out of the yard, and we delivered them into our stacked fleet in order to avoid crew costs, when we didn’t have necessarily a near-term job for the vessels. How we managed that stacked fleet over the next couple of years, if we’re talking about a couple of year downturn. Maybe it’s the difference between that vessel being operational with limited costs, or not being operational for a projected period of time.

So other investors have asked us about, well, your stack costs as you articulate them on an earnings call seem to be much higher in terms of cost per day then some of the other companies we talked to, and I almost wear that as a badge of honor because yes, you can try and be efficient in terms of how you manage your stacked fleet by clustering vessels ,but at the end of the day when you’ve got a $50 or $60 million vessel with modern dynamic positioning system and other electronics, how you manage that asset. You know you can’t just flip one of those vessels off and expect it to work in two years when you flip it back on.

So if our day-in-day out cash costs on the stacked fleet are higher then somebody else’s, I would view that as a positive because that’s going to be a vessel that will be back to work when the market can absorb it. The vessel that you’re spending $300 or $500 a day on across your fleet may ultimately be a vessel that you have allowed to go to waste.

Quinn Fanning – Did you have a question?

Cole Sullivan:	Okay, yeah.

Unidentified Audience Member:	(Inaudible) story in a few years, (inaudible) looks like for you guys because I was just looking it up and when I looked at the equity market (inaudible) talked about relative to (inaudible) it just feels like [those guys] are in control right now but I was just curious if that’s the case or not or where we are because that’s —

Quinn Fanning:	Yeah, that’s an interesting question, but I’m not sure I’d agree with your conclusion.

Unidentified Audience Member:	No, it’s not a conclusion —

Quinn Fanning:	But we have relatively simple capital structure. There’s a $2.5 billion equity base on a book value basis and, again, the vast majority of the assets that stand behind that are vessels and networking capital, with the vessels on average being 7, 7.5 years old. That’s our active fleet. We have — so on a book basis, 37% debt to total cap. That includes a bank term loan, which is our next significant maturity, which is in mid-2019 so it’s our fiscal 2020, and beyond. We’ve accessed the private placement market for relatively low cost, long-term financing — kind of average coupon in the low 4’s. So when I look at the debt portfolio, yes it’s a large percentage of the capital structure on a marked-to-market basis. I don’t consider it to be a near-term issue because we don’t have maturities. It’s an investment grade covenant package both in regards to the senior notes and the bank facility. We do have financial convents, but to the extent that you can run out a downturn over multiple years and can assume the entirety of the business is operating at a cash breakeven. It’s kind of tough to maintain compliance on an EBITDA interest covenant, but to the extent that we may bump into a covenant issue because of a protracted downturn I certainly wouldn’t consider that to mean that the creditors are in charge because there’s no maturities, and we have no liquidity issues. We have a $600 million bank facility which doesn’t have a dollar outstanding on it.

Unidentified Audience Member:	I didn’t —

Quinn Fanning:	No, I didn’t suggest you were implying it, but clearly when you look at the math we look a lot more leveraged when the stocks down 85%.

Unidentified Audience Member:	What is the —

Quinn Fanning:	As you expect, management might disagree with the conclusion that the market’s reached.

Unidentified Audience Member:	(Inaudible).

Quinn Fanning:

The only quasi secured financing that we’ve done has been some sale lease back transactions, which quite frankly I think has given us a lot of optionality in regards to the fleet. On average, I’m not saying in all cases, but on average these were seven to ten-year old vessels largely U.S. flagged and U.S. owned that we were able to take what would be a corporate borrowing rate on a long-term basis in the low 4’s and monetize tax attributes in order buy down rate., So the sale lease back financings that we did, number one, have resulted in $150 or $160 million of deferred gains that currently is parked as a liability on our balance sheet that we’ll recognize over the five to seven-year life of a lease, and also, at the end of that least term those vessels are by and large going to be 16 or 17 years old and if there’s not sufficient demand for the markets we can walk away with them kind of on a — without issue basis.

So I view the “secured financing” that we’ve been doing as relatively smart in terms of asset profile optionality.

Jeff Platt:	That’s a relatively small part.

Quinn Fanning:	Yeah. Yeah, that’s a relatively small part of the capital structure. I think we did a couple hundred million of sale lease transactions over the last couple of years in the context of a $4 billion capital structure.

Cole Sullivan:	I guess maybe something on the markets if you update us kind of out of West Africa’s trending it was last quarter was a little — it had a little bit more pullback there. How do you see that today progressing through the winter months and everything?

Quinn Fanning:	I think the two markets are probably, or at least regions that jumped off the page for us was the America’s, which was primarily driven and you saw reasonably significant drops in utilization average day rates that was primarily driven by ten vessel contracts that Petrobras canceled and some work that came to a conclusion also within the America’s segment. That was an unanticipated left hook in terms of Petrobras’ contract cancelations. I imagine that will play out over the next couple of years for a number of companies, you know, potentially with litigation, but hopefully with a more friendly settlement with Petrobras, but they are making decisions and taking actions that nobody would have ever anticipated that largely reflects, I think, a panic in their market as a result of the corruption investigations as much as commodity prices.

Within Africa, we also saw less dramatic drops in utilization, but a relatively significant drop in average day rates. Some of that is renegotiation of existing contracts with customers on the African coast, but the market as a whole has gotten sloppier. Time between contracts is growing and we’ve stacked a reasonable amount of equipment in Africa as well. And we’ll continue to do that.

Thus far, again, we’ve been able to maintain relatively attractive gross margins and we’ll continue to do the needful based on what revenue is rather than what we hope it would be.

Cole Sullivan:	And in — just staying with West Africa for a second, are you seeing any international vessels coming in, not every market is weak, but I notice sometimes when West Africa is stronger you may see, and North Sea’s weaker, vessels from the North Sea down, but they’re obviously stacking a lot in the North Sea, so is that — how are you seeing the supply influx there if any?

Jeff Platt:	Oh, I’d say just like in every market there is ample supply of equipment, so the North Sea had experienced its downturn more or sooner then West Africa and that has been some traditional place where you see some of that migration down. As a whole, there’s still lots of challenges within Africa that keep some players out but, yeah, there’s obviously more competition today then we’ve had a year ago and more competition a year ago then we had a year before that.

So —

Quinn Fanning:	I’d say it’s still true that the Northern European vessel owners tend not to go much further south then the Mediterranean.

Jeff Platt:	Brazil used to be —

Quinn Fanning:	Eidesvik has had security issues in the past and they swore that they would never return to Africa as an example.

Jeff Platt:	Yeah.

Quinn Fanning:	But that doesn’t mean there’s not — there’s plenty of equipment in Africa, but it tends not to be the North Sea players.

Cole Sullivan:	Yeah, okay.

Quinn Fanning:	Where they’ve been, quite frankly, very aggressive in stacking equipment, some of which you’re starting to see benefiting contracted rates, the last couple of weeks at least.

Cole Sullivan:	Okay.

Quinn Fanning:	Did you have a question Keith?

Keith:	(Inaudible), as your customers are coming back looking for work, are they looking to upgrade the vessels going from a 280 or a 320 at the same day rate, are they — is the work they’re dictating an improvement in size, quality of the fleet, or can you still run the historic fleet in the current environment and going into 2017?

Jeff Platt:	— I really did not catch the question —

((Crosstalk))

Quinn Fanning:	— question it was, are you seeing customers not just asking for rate concessions but trading up in terms of equipment? Yes, yes and yes. Most of what you’re seeing, at least in regards to renegotiating the existing term contracts is just rate relief and what we’re trying to get as we’ve talked about in the earnings call is “things for things”; either in the context of a blend and extend or maybe put vessel of ABC off hire, so instead of having one of ours and one of theirs you take two of ours and we’ll cut rate in consideration for that. But sometimes when we’ve got a campaign with a customer that’s coming to a conclusion they have new vessel requirements, they’re comfortable with the team that we fielded and the history with Tidewater, sure they’re not shy about saying if rates are $24,000 for your 3300 deadweight ton vessel, can you give us the 4000 one for the same rate, and then that way we don’t have battle around incremental rate concession.

So, I mean, they’ll try and improve their position whether it involves rate, nature of the equipment or whether or not they give us days off hire for plan maintenance. I mean, anything they can do to squeeze costs out or get more for less I think is on the table. I wouldn’t say there’s a massive trend though in upgrading equipment instead of pursuing rate cuts.

But I guess the good news is, the vast majority of the negotiations that we’ve had with customers, in some cases, through Round 2 of rate renegotiations are largely behind us. So what you’ve seen is that the average day rates of the fleet in a declining market have less of a spread to leading edge day rates then they may have historically. We have historically lagged the market down and lagged the market up. We’ve had a more quick re-pricing of the existing contract portfolio as a result of a much more assertive customer base.

Jeff Platt:	To kind of clarify a little bit more, I would say actually we haven’t seen a whole lot of customer upgrading on the equipment. They want the minimum tool they need to get the job done at the lowest possible cost. So even if that bigger boat it would be it would be nice for them to have if they can get the adequate vessel, okay, within reason, they’re not going to take a 25-year old ship. You take that sort of off the playing field, but relatively new equipment which for us, again, most of our fleet we’ve reinvested our average fleet is under seven years, it’s trying to get the lowest possible day rate and upgrading to a bigger sexier boat, so to speak, that really doesn’t have all that much appeal, I have to say, it’s absolutely get us the lowest possible costing that you can do while you meet our sort of minimum needs to get the job done.

Cole Sullivan:	Any more? I guess on the Middle East, it’s been a relatively stronger market all around. We’ve seen some jack-up reductions this quarter. How do you see that in Saudi and you guys are a decent-sized player there?

Jeff Platt:	Well I think that on a relatively basis activity level has held up. That’s probably one of the best areas in the world that we’re in. But there’s increased competition for it, and the world is interconnected so while the activity is there, the opportunity is there, there’s more competition for us so there’s extreme pressure for every service provider be it rigs, boats, the Halliburton’s or Schlumberger’s everybody’s under rate pressure there as much as anything else. So —

And our understanding from Saudi is that they will continue with a relatively healthy activity level, but they’re trying to squeeze every dollar of cost that they possibly can out of the operation.

Quinn Fanning	It was a relatively strong construction season thus far for us so even work in the Middle East it’s not Saudi Aramco related, it’s been relatively good.

Jeff Platt:	Okay, well it’s not direct but ultimately in — Saudi, everything is for Saudi. It may not be direct to Saudi.

Quinn Fanning:	But even the broader Middle East has been a relatively good construction season.

Cole Sullivan:	Okay. There’s been a lot of talk on the Sub-Sea side of the market where they’re trying to standardize a lot of the equipment and kind of reface projects to take a lot of the cost out to move those projects forward in a lower commodity environment. How do you see that affecting the logistics side of these projects. Is it like less — is it going to be a higher intensity for shorter periods of time if they’re able to take —

Jeff Platt	No, I look at that part of it as — the, especially the deepwater, has to do those things to drive down the cost. To be competitive in that $65, $70 barrel of oil to make these projects competitive. Ultimately, I think that would be good for us whether it is a tree or a value everybody using the same standard, it still needs the same logistics handling at the end of the day. So, again, I don’t see that as really being something that will dramatically decrease the sort of vessel intensity. To the contrary, as that happens, it allows deepwater to be completive, more competitive at a lower price, commodity pricing, ultimately that’s good for us to see that happening.

Cole Sullivan:	Okay. And you know, there’s been some kind of more, I guess, innovative ideas put out there on the rig side about trying to lower the cost to the operator. Is there any sort of structures being tossed around on the vessel side to add more sort of the value proposition or — ?

Jeff Platt:	Yeah, you get into a — outside like the Gulf of Mexico or the North Sea where you have a very big spot market, okay, you get into countries where the importation of the vessels typically it gets imported on a specific contract, so if you have two of our clients; an Exxon and a TOTAL operating nearby where they would like to have sort of vessels sharing they would like to do that, it would actually decrease the vessel intensity for each company, that’s the theory. The hard part is getting that to actually work where you can share vessels between clients. I think that’s probably the single biggest push that some of our clients have done. Over the years they’ve done that.

Again, it’s very difficult in a lot of these environments because of the customs issues, the importation, and then it’s always, well, we’ll share the boat, but when we need it we need it and that’s the hard part with it too. But overall, you know, the demand has been for bigger boats, more capable boats, and those investments have been made, and I don’t really see that necessarily backing down from that, but trying to, I think, have a utilization efficiency is probably the one place that our clients would like to see us do things. We do a very good job of that where we can, within limits, but again, when you talk about the compliance issue, when you’re operating in an environment where the customs, rules and regulations we’re going to do it the right way. We’re going to dot the I’s, cross the T’s and at the end of the day, our clients, let’s put it this way, the clients that we want to work for want us to dot the I’s and cross the T’s. We see other people do some things that quite frankly we’re not going to participate in that because ultimately what you’re doing is you’re — you’re not doing things the proper way just leave it at that.

Quinn Fanning:	In some markets where there’s a dominant operator, it’s possible, Pemex and Petrobras have used pooling concepts — but it’s different when you have, you know, whether it’s the Gulf of Guinea or any other place on the African coast where you have a lot of IOC’s that are operating in markets that are not dominated by an NOC.

Cole Sullivan:	Makes sense. That’s really all I had, you know, anybody from the audience wanted to ask a few questions, if we had some time?

Unidentified Audience Member:	(Inaudible). To what extent has the coast of cap — in terms of the oversupply, how big of a factor has the cost of capital and lower steel prices been? In other words, if that were to change, how might that affect you?

Quinn Fanning:	I’m not sure I understood the question. The cost of capital is what?

Unidentified Audience Member:	So, with interest rates being so low and steel prices has that affected the oversupply in OSV?

Jeff Platt:	It’s certainly contributed to it, absolutely I think, and that’s not just unique to the OSV side. When people can get basically not free money, but pretty damn close to free money on the investment side you have lots of speculation, lot’s of people investing and if one is good ten would be better and wouldn’t a thousand be wonderful be that logging units, be that rigs, be that boats if you will and we’re all suffering from that. There’s no two-ways about it.

Quinn Fanning:	The two are related, but it has more to do with the availability capital as opposed to cost of capital and particularly when you’re doing these 5% down and 95% at delivery much of the financing was non-equity financing and therefore the sliver of equity was essentially option value that, if the market continued to rise, the returns on equity were infinite. And since the markets not there for it now, it’s easy also to walk away from these vessels.

Unidentified Audience Member:	Yeah, thank you.

Cole Sullivan:	Anybody else? All right, I guess we’ll wrap it up.

Quinn Fanning:	Thanks for your time and your interest in Tidewater.

Cole Sullivan:	Yep, thank you.